EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated June 4, 2007 is made

B E T W E E N

EUOKO INC. (the “Company”)

- and –

MICHAEL D. BASLER (the “Executive”)

RECITALS

A.	The Company wishes to employ the Executive on the terms and conditions set out below, as Chief Financial Officer, Euoko Inc.

B.	The Executive wishes to be so employed by the Company.

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1
TERM

1.1 Employment. The Company shall employ the Executive and the Executive shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment. During the first three (3) months of employment, the Executive shall be on probation (the “Probation Period”).

1.2 Period of Active Employment. In this Employment Agreement, “Period of Active Employment” shall mean the period beginning on July 9, 2007 and terminating on the date on which the first of the following occurs:

(i)	the termination of the Executive’s employment by the Company pursuant to Section 5.1 hereof;

(ii)	the termination of the Executive’s employment by the Company pursuant to Section 5.2 hereof;

(iii)	the resignation of the Executive’s employment; or

(iv)	the death of the Executive.

SECTION 2
POSITION

2.1 Capacity and Services. The Company shall employ the Executive as Chief Financial Officer. As such, the Executive shall perform such duties commensurate with this position and have such authority as may from time to time be assigned, delegated or limited by the board of directors (the “Board”) of Euoko Inc. The Executive shall perform these duties in accordance with the charter documents and bylaws of the company, the instructions of the Board and Company policy, and the Executive shall diligently and faithfully serve the Company and use the Executive’s best efforts to promote the interests and goodwill of the Company.

2.2 Full Time and Attention. The Executive shall devote 100% of the Executive’s business time to the Executive’s duties hereunder, provided, however, that the Executive may serve as a member of the board of directors of an entity if the Board, or an appropriate committee thereof, determines in its sole discretion that such membership is not adverse to the interests of the Company.

2.3 Prohibited Investments. The Executive shall not, without the written consent of the Board, be an investor, shareholder, joint venturer or partner (each hereinafter an “Investor”) in any enterprise, association, corporation, joint venture or partnership (each, hereinafter an “Investment”) in any of the following circumstances:

(i)	if the Investment is in a business which is competitive with the business of the Company other than a passive investment in less than 5% of the equity of the Investment;

(ii)

if the Investment requires the Executive’s involvement in the management (except service on boards of directors to the extent permitted by Section 2.2 of this Employment Agreement) or operation of the Investment (recognizing the Executive is permitted to monitor the Investment, as would any prudent investor); or

(iii)	if the Investment interferes with the performance of the Executive’s duties and obligations hereunder.

SECTION 3
COMPENSATION AND BENEFITS

3.1 Base Salary. The base salary rate of the Executive shall be $110,000 (Canadian funds) per year, payable semi- monthly on the 15th of each month and the last business day of each month. The base salary rate of the Executive shall increase to $170,000 (Canadian funds) per year, effective April 1, 2008. Thereafter, the Company shall review the Executive’s base salary rate annually and in its sole discretion, the Company may increase this salary rate. The Company may withhold from the Executive any amounts payable under this Employment Agreement such federal or provincial taxes and other statutory remittances as shall be required by law to be so withheld.

3.2 Performance Bonus. The Executive shall be entitled to earn and accrue an annual performance bonus based on the Company attaining certain financial performance criteria to be agreed upon in advance by the Company and the Executive and will be paid no later than 60 days after the performance bonus period. The Executive’s bonus will be as outlined in the attached compensation structure document covering performance periods ending March 31. For greater clarity, the Executive will be guaranteed a $25,000 bonus for the period ending March 31, 2008 in addition to target bonuses outlined in the compensation structure document.

3.3 Benefits. The Company shall provide the Executive with group health, medical and disability insurance benefits and any other fringe benefit programs that the Company maintains from time to time for the benefit of employees, if the Executive qualifies therefor, in accordance with the terms of the programs.

3.4 Vacation. The Executive is entitled to take four (4) weeks paid vacation annually. The taking and timing of vacations shall be in accordance with the Company’s policies and practices for senior executives and the needs of the Company.

3.5 Expenses Incidental to Employment. The Company shall reimburse the Executive in accordance with its normal policies and practices for the Executive’s travel, cellular phone service and any other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company’s business.

3.6 Options. The Executive shall be entitled to participate in the Stock Option Plan (the “Plan”) maintained by the Company. Upon execution of this Employment Agreement, the Executive shall immediately be entitled to a grant under the Plan with a grant for 2007 of 200,000 options exercisable at $1.00 per share. Vesting of this original grant will be as follows: 50,000 upon signing this Employment Agreement, 50,000 on September 30, 2007, 50,000 on December 31, 2007 and 50,000 on March 31, 2008. In addition, the Executive shall be entitled to annual target option grants, to be negotiated, in 2008 and beyond. Other than as set out in Section 3.6 herein, the grant of options and their exercise shall be governed by the Plan.

3.7 Professional Membership Dues. The Executive shall be entitled to be reimbursed for annual professional membership dues (to a maximum of $1,000.00 per annum).

SECTION 4
CONFIDENTIALITY AND NON-COMPETITION

4.1 Non-Competition. For purposes of this Employment Agreement, “Non-Competition Period” is defined as the period beginning on the date of execution of this Employment Agreement and ending 12 months after the end of the Period of Active Employment.

The Executive acknowledges that the Executive’s services are unique and extraordinary. The Executive also acknowledges that the Executive’s position will give the Executive access to confidential information of substantial importance to the Company and the business. Subject to Section 2.3 of this Employment Agreement, during the Non-Competition Period, the Executive shall not, either individually, in partnership, jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder or in any other capacity, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit the Executive’s name or any part thereof to be used by, any business in the United States or Canada that competes with the business of the Company (the “Business”). Further, the foregoing prohibits the Executive from being involved in the solicitation or sale to any customers of the Company in the Business of any products or services that compete with products or services sold or provided by the Company in the Business.

4.2 Employment Relationships. The Executive agrees that during the Non-Competition Period, the Executive shall not, directly hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer or employee of the Company to discontinue or alter that person’s relationship with the Company.

4.3 Confidentiality. Except in the normal and proper course of the Executive’s duties hereunder, the Executive will not use for the Executive’s own account or disclose to anyone else, during or after the Period of Active Employment, any confidential or proprietary information or material relating to the Company’s operations or business which the Executive obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Executive’s employment by the Company or by the Company’s predecessors. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or its parent, affiliated or subsidiary companies: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patents, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (hereinafter the “Confidential Information”).

4.4 Return of Documents. The Executive agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company or to its parent and their respective affiliated, related, associated or subsidiary companies, including, without limitation, Confidential Information, in the Executive’s possession now or at any time during the Period of Active Employment, are and shall be the property of the Company or its parent, and their respective affiliated, related, associated or subsidiary companies, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

4.5 Acknowledgment. The Executive acknowledges that, in connection with the Executive’s employment by the Company, the Executive will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that the Executive’s employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon the Executive only because and on condition of the Executive’s willingness to commit the Executive’s best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected from non-disclosure by the Executive and abiding by the confidentiality, non-competition and other provisions herein.

SECTION 5
TERMINATION AND RESIGNATION

5.1 Termination for Cause. The Company may immediately terminate the employment of the Executive at any time for cause by written notice to the Executive.

If the Company terminates the employment of the Executive for cause under this Section 5.1, the Company shall not be obligated to make any further payments under this Employment Agreement except amounts earned and/or accrued at the time of the termination. For greater certainty, options that have not been awarded according to the Plan are not due and owing at the time of termination for cause.

5.2 Termination on Notice. The Company may terminate the employment of the Executive at any time without cause and in such event the Company shall pay the Executive eight (8) months total compensation (which compensation shall include base salary and annual performance bonus) and benefit continuation in lieu of notice if the Executive is terminated within the first nine (9) months after the Probationary Period. The Company shall pay the Executive twelve (12) months total compensation (which compensation shall include base salary and annual performance bonus) and benefit continuation in lieu of notice if the Executive is terminated within the next twelve (12) months. Thereafter, executive notice and severance entitlements in the event of termination without cause shall be governed by the common law, but in any event shall not be less than twelve (12) months total compensation.

     If the Company terminates the employment of the Executive under this Section 5.2, the Company shall not be obligated to make further payments under this Employment Agreement, except for amounts earned and/or accrued unpaid at the time of such termination and payment of any amounts provided for in this Section 5.2. The payments provided for in this Section 5.2 shall be inclusive of the Executive’s entitlement to notice, termination pay, and severance pay under the Employment Standards Act.

.

5.3 Results of Termination. Upon termination of the Executive’s employment, pursuant to section 5.1, 5.2 or resignation by the Executive, this Agreement shall remain in force except that the provisions of Sections 2 and 3 shall terminate, and the Company shall have no further obligations or responsibilities to the Executive hereunder or under any of the Company’s employee benefit programs except as expressly provided under Section 5, and nothing herein contained shall be construed to limit or restrict in any way the Company’s ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Employment Agreement.

SECTION 6
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. The Executive represents and warrants to the Company that the execution and performance of this Employment Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or the Executive’s property is bound. The Executive shall defend, indemnify and hold the Company harmless from any liability, expense or claim (including solicitor’s fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any breach of the representations and warranties in this Section, 6.1. The Executive acknowledges that a breach of this Section by the Executive shall entitle the Company to terminate the Executive’s employment for cause.

SECTION 7
MISCELLANEOUS COVENANTS

7.1 Rights and Remedies. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

7.2 Waiver. Any purported waiver of any default, breach or non-compliance under this Employment Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Employment Agreement shall not operate as a waiver of that party’s rights under this Employment Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or of any other nature).

7.3 Severability. Any provision of this Employment Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Employment Agreement, all without affecting the remaining provisions of this Employment Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.4 Notices.

(1)

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Employment Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Company, to:

Euoko Inc.
Suite 535
67 Mowat Avenue
Toronto, Ontario
M6K 3E3

Attention: Brandon Truaxe, President & CEO

(b)	if to the Executive, to:

Michael D. Basler 2170 Hurley Drive Oakville, Ontario L6M 3J6

     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that the day in either event is a business day and the communication is so delivered, faxed or sent prior to 4:30 p.m., on that day. Otherwise, the communication shall be deemed to have been given and made and to have been received on the next following business day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth business day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     (3) Any party may from time to time change its address under this Section 7.4 by notice to the other party given in the manner provided by this section.

7.5 Time of Essence. Time shall be of essence of this Employment Agreement in all respects.

7.6 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Employment Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by the Executive’s signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Employment Agreement without the prior consent of the Company, which may be arbitrarily withheld.

7.7 Amendment. No amendment of this Employment Agreement will be effective unless made in writing and signed by the parties.

7.8 Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

7.9 Headings. The division of this Employment Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Employment Agreement.

SECTION 8
EXECUTIVE’S ACKNOWLEDGEMENT

8.1 Acknowledgement

The Executive acknowledges that:

(a)	the Executive has had sufficient time to review this Employment Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Employment Agreement and the obligations hereunder;

(c)	the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Employment Agreement; and

(d)	the Executive has received a fully executed original copy of this Employment Agreement.

IN WITNESS WHEREOF the parties have executed this Employment Agreement.

EUOKO INC.

/s/ Euoko Inc.
BRANDON TRUAXE
PRESIDENT & CEO

/s/ Julio Torres	/s/ Michael D. Basler
WITNESS	MICHAEL D. BASLER